Exhibit 99.2

PRESS RELEASE	CONTACT: Jill Swartz
For Immediate Release	(949) 833-8252 Ext. 123
js@tnpre.com

TNP Strategic Retail Trust Acquires

Florissant Marketplace in Florissant, Missouri

IRVINE, Calif., (May 18, 2012) – TNP Strategic Retail Trust, Inc. (the “Company”), a public non-traded REIT that invests in grocery and drug-store anchored, multi-tenant necessity retail properties and other real estate-related assets, announced today the completion of the Company’s seventeenth acquisition, Florissant Marketplace, a retail center located in Florissant, Missouri, a suburb of St. Louis.

Florissant Marketplace is a 146,257 square-foot retail center built in 1973 and renovated, including property additions, in 2002 and 2007. The center is 100 percent leased, anchored by Schnucks, a well established St. Louis-based grocery store operator. Other national and regional tenants include: Gold’s Gym, Hallmark, AAA, Radio Shack, Weight Watchers, Great clips and Papa Murphy’s.

“Florissant Marketplace is located in a prime, affluent community with approximately 87,000 residents,” said Thompson National Properties’ senior vice president, acquisitions, Steve Corea. “There is an additional daytime population of 36,400, which further drives shoppers to the center.”

About TNP Strategic Retail Trust, Inc.

TNP Strategic Retail Trust, Inc. is a publicly registered non-traded REIT that invests in grocery and drug-store anchored, multi-tenant necessity retail properties, located primarily in the Western United States, and real estate related assets, including investment in or origination of mortgage, mezzanine, bridge and other loans related to commercial real estate. TNP Strategic Retail Trust has acquired 17 shopping centers in 13 states containing more than 1.7 million square feet at an overall purchase price of approximately $219 million. For more information regarding TNP Strategic Retail Trust, please visit www.tnpsrt.com.

About Thompson National Properties, LLC

Thompson National Properties, LLC (TNP) is an international real estate advisory company, specializing in the creation and management of real estate investment funds. TNP uses a variety of investment structures to fit the needs of its investors, which are designed for both institutional and high net worth individual investors. Thompson National Properties is also a leader in both property and asset management and receivership services, a key element in any successful commercial real estate investment in today’s lender-driven marketplace.

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Thompson National Properties, LLC

1900 Main Street, Suite 700 — Irvine, CA 92614 — T: (949) 833-8252   F: (949) 252-0212

www.tnpre.com

Headquartered in Irvine, California, Thompson National Properties was founded in April 2008 and has six regional offices. As of May 18, 2012, Thompson National Properties manages a portfolio of 151 commercial properties, in 30 states, totaling approximately 17.4 million square feet, on behalf of over 5,600 investor/owners with an overall purchase value of $2.1 billion. For more information regarding Thompson National Properties, please visit www.tnpre.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.

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Thompson National Properties, LLC

1900 Main Street, Suite 700 — Irvine, CA 92614 — T: (949) 833-8252  F: (949) 252-0212

www.tnpre.com